SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(New)

	ROSETTA RESOURSES INC
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	777779307
	(CUSIP Number)

	December 31, 2008
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]	Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, NA.,  943112180
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					2136562
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							2,347,106
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	2,347,106
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	4.54%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------



CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					1359366
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							1,359,366
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
      1,359,366
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	2.63%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------




CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	FI
------------------------------------------------------------------------------

 CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS JAPAN LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Japan
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	FI
------------------------------------------------------------------------------






CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS CANADA LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Canada
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	FI
------------------------------------------------------------------------------



CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS AUSTRALIA LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Australia
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	FI
------------------------------------------------------------------------------



CUSIP No.	777779307
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS (DEUTSCHLAND) AG
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Germany
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	FI
------------------------------------------------------------------------------


ITEM 1(A).	NAME OF ISSUER
		ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

                        BARCLAYS GLOBAL INVESTORS, NA
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			400 Howard Street
         			San Francisco, CA  94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)



ITEM 1(A).	NAME OF ISSUER
      	ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

                BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 400 Howard Street
        			 San Francisco, CA   94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)

ITEM 1(A).	NAME OF ISSUER
		ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

                        BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 Murray House
         			1 Royal Mint Court
        			 LONDON, EC3N 4HH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) /X/	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)

ITEM 1(A).	NAME OF ISSUER
		ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

                  BARCLAYS GLOBAL INVESTORS JAPAN LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower 8th Floor
         			1-1-39 Hiroo Shibuya-Ku
         			Tokyo 150-8402 Japan
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Japan
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) /X/	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)



ITEM 1(A).	NAME OF ISSUER
		ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

                BARCLAYS GLOBAL INVESTORS CANADA LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Brookfield Place 161 Bay Street
       Suite 2500, PO Box 614
         			Toronto, Canada
			Ontario M5J 2S1
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Canada
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) /X/	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)


ITEM 1(A).	NAME OF ISSUER
		ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

                BARCLAYS GLOBAL INVESTORS AUSTRALIA LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Level 43, Grosvenor Place, 225 George Street
			PO Box N43
         			Sydney, Australia NSW 1220
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Australia
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) /X/	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)


ITEM 1(A).	NAME OF ISSUER
		ROSETTA RESOURSES INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		717 TEXAS SUITE 2800
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING

        BARCLAYS GLOBAL INVESTORS (DEUTSCHLAND) AG
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Apianstrasse 6
         			D-85774
			Unterfohring, Germany
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Germany
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			777779307
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) /X/	Non-U.S. institution, in accordance with section 240.13d-1(b)(1)(ii)(J)
(k) //    Group, in accordance with section 240.13d-1(b)(1)(ii)(K)


ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		3706472
------------------------------------------------------------------------------

(b)  Percent of Class:
		7.16%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		3495928
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		-
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		3706472
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		-
              ----------------------------------------------------------------

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF    ANOTHER PERSON
		The shares reported are held by the company in trust accounts for the
		economic benefit of the beneficiaries of those accounts.  See also
		Items 2(a) above.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable

ITEM 10.	CERTIFICATION

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	By signing below, I further certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to each of:
	Barclays Global Investors Australia Limited, Barclays Global
	Investors Canada Limited, Barclays Global Investors (Deutschland)
	AG, Barclays Global Investors Japan Limited and Barclays Global Investors Limited, is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institutions. I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D by such entities.



                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						February 6, 2009
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						Date

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						Signature

						John McGahan
						Principal
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						Name/Title